Exhibit 3.1

ARTICLES OF INCORPORATION

OF

THE LGL GROUP, INC.

The following provisions are hereby incorporated into the Nevada Secretary of State Form NRS 78 - Articles of Incorporation Domestic Corporation of THE LGL GROUP, INC., a Nevada corporation (the “Form Articles of Incorporation”).  The Form Articles of Incorporation and the following provisions, each as may be subsequently amended, restated, amended and restated, or otherwise modified from time to time in accordance with Article ELEVENTH below and applicable law, are referred to herein collectively as these “Articles of Incorporation”).

FIRST: The name of the corporation is “The LGL Group, Inc.” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation and the name of the registered agent of the Corporation in the State of Nevada at such address are set forth in the Form Articles of Incorporation. The Corporation may change its registered agent or office in the State of Nevada from time to time by resolutions adopted by the Board of Directors (“Board”) and making the appropriate filing with Secretary of State of the State of Nevada in the manner provided by applicable law.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under the NRS.

FOURTH: The Corporation is authorized to issue only one class of stock to be designated “Common Stock.”  The total number of shares of Common Stock that the Corporation is authorized to issue is 30,000,000, each having a par value of $0.001 per share.

FIFTH:

A. The number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”).

B. The number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. Except as the NRS may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Directors may be removed from office at any time, with or without cause, by the affirmative vote of two-thirds of the holders of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board is expressly authorized to make, alter and repeal the Bylaws without the consent of the stockholders in any manner not inconsistent with the laws of the State of Nevada or these Articles of Incorporation. Notwithstanding anything to the contrary contained in these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, the stockholders may adopt, amend, alter or repeal the Bylaws only with the affirmative vote of a majority of the holders of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

D. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

E. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Nevada and of these Articles of Incorporation.

SEVENTH:

A. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS, as it presently exists or may hereafter be amended from time to time. If the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Neither the repeal or modification of this paragraph A nor, to the fullest extent permitted by the NRS, any modification of law shall adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by the NRS, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The rights to indemnification and advancement of expenses conferred in this Article Seventh of these Articles of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under these Articles of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

D. Any repeal or modification of this Article Seventh shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 78.635 of the NRS or on the application of trustees in dissolution, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Eighth Judicial District Court of the State of Nevada, located in Clark County (the “Designated Nevada Court”), shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee, or agent of the Corporation arising out of or relating to any provision of the NRS, Articles of Incorporation , or the Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee, or agent of the Corporation governed by the internal affairs doctrine of the State of Nevada; provided, however, that in the event that the Eighth Judicial District Court of the State of Nevada lacks subject matter jurisdiction over any such action or proceeding, including in the event claims are brought under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Nevada, in each such case, unless the Eighth Judicial District Court of the State of Nevada (or such other state or federal court located within the State of Nevada, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article Ninth with respect to any current or future actions or claims.

B. If any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. To the fullest extent permitted by the NRS and not inconsistent with any applicable laws of the United States, any and all internal actions (as defined in NRS 78.046) to be tried in the Designated Nevada Court or any other court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. The foregoing requirement, upon and during its effectiveness, shall conclusively operate as a waiver of the right of trial by jury by each party to any internal action to which such requirement applies.

D. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of these Articles of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ELEVENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by these Articles of Incorporation and the NRS, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Eleventh. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any other vote that may be required by law, applicable stock exchange rule, the stockholders may amend, alter, or repeal, or adopt any provision inconsistent with, any provision of Article Fifth, Sixth or Eleventh of these Articles of Incorporation only with the affirmative vote of a majority of the holders of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

TWELFTH:

A. Notwithstanding any other provision in these Articles of Incorporation to the contrary, and in accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, or any successor statutes relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

B. The Corporation is hereby specifically allowed to make any distribution to the stockholders of the Corporation that would otherwise be prohibited by the provision of NRS 78.288(2)(b).

THIRTEENTH: Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

FOURTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Nevada, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

FIFTEENTH:

A. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) these Articles of Incorporation, (ii) the Bylaws and (iii) any amendment to these Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.

B. If any provision of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be signed by its Chief Executive Officer, as of the [___] day of [______], 2026.

THE LGL GROUP, INC.

By:	/s/
Name:
Title: